Exhibit 99.1

Albany Engineered Composites Plans Expansion in Rochester, New Hampshire

ROCHESTER, N.H., Oct 15, 2010 -- Albany International Corp. (NYSE:AIN) announced today that its aerospace composites subsidiary, Albany Engineered Composites, Inc. (AEC), will be further expanding its operations in Rochester, New Hampshire. AEC expects to break ground on a new plant adjacent to its current Rochester operations in 2012, and to begin initial production in 2014. The plant will support the Company's activities associated with Safran's aerospace programs. At peak production, the plant will employ up to 300 people.

As previously reported, AEC has been working with Safran on an exclusive basis since 2006 to develop and commercialize advanced composite components for landing gear and future jet engine applications, utilizing AEC's unique 3-D weaving technology.

The Company also announced today that it is also moving its corporate headquarters to Rochester, New Hampshire. As a result, members of the senior management team will relocate to the Rochester area to join President and CEO Joseph G. Morone, who had relocated earlier this year. The Company will maintain a presence in Menands, New York, with approximately 150 employees.

The Company has previously described its goal to develop AEC into a second core business by the end of the current decade. Employment at the AEC Rochester location, which has grown by 23 percent over the past year two years and is now at 225, is expected to increase by the second half of the decade to approximately 700, making it the Company's largest global manufacturing operation.

Albany's President and CEO Joseph Morone commented, "These two announcements reflect the growing importance of AEC, and its relationship with Safran group, to Albany International's future. It also reflects the strength of the partnership that we have forged with the City of Rochester and the State of New Hampshire. We are especially appreciative of the efforts of Governor John Lynch and his administration. The new jobs that our new plant will create are the direct result of his efforts on behalf of State of New Hampshire."

Governor John Lynch said, "As Governor, my top priority is getting people back to work today and investing in our workers so New Hampshire can attract companies and compete for good jobs. This major announcement today is a direct result of our hard work. Albany could have chosen to locate this new facility elsewhere, but they recognized that we have a winning economic strategy in place here in New Hampshire. We worked intensively with the Company over the past two years to bring this new plant and hundreds of jobs to Rochester."

Rochester Mayor T.J. Jean said, "Rochester is proud to be chosen as Albany's corporate headquarters and for their new facility and expanded workforce. We have supported their growth in the past and continue that commitment to advanced technology in manufacturing. We sincerely thank the State of New Hampshire, the Rochester Economic Development Team, and the leadership of the City Council for encouraging and supporting this opportunity."

Albany International is a global advanced textiles and materials processing company. Its core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, high-performance industrial doors, and high-performance insulation. Additional information about the Company and its businesses and products is available at www.albint.com.

Safran is a leading international high-technology group with three core businesses: Aerospace (propulsion and equipment), Defense, and Security. For further information, go to www.safran-group.com.

Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
Vice President-Corporate Treasurer and Strategic Planning/Acting Chief Financial Officer
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
Director of Corporate Communications
susan.siegel@albint.com